SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2014

EAT AT JOE’S, LTD.

(Exact Name of Registrant as Specified in its Charter)

Nevada (State or other jurisdiction of incorporation or organization)	Commission File Number 33-20111	75-2636283 (I.R.S. Employer Identification Number)

670 White Plains Road

Suite 120, Scarsdale, New York 10583

(Address of Principal Executive Offices and Zip Code)

(914) 725-2700

(Issuer's telephone number)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Section 8 - Other Events

Item 8.01 Other Events.[i]

On December 29, 2014 the Company entered into two separate stock purchase agreements completing sales of its restricted common shares to two private accredited investors. The Company sold a total of 4,000,000 shares of restricted common stock at a price of $0.40 per share for an aggregate amount of $1,600,000 received by the Company. No underwriting commissions or fees were involved.

The Company relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, and Regulation D promulgated thereunder, with respect to the sale of the restricted stock. The Purchasers of these securities were “accredited investors” pursuant to Section 501(a) of the Securities Act, who provided the Company with representations and information concerning their qualifications as “accredited investors.” The Company provided and made available to the Purchasers full information regarding our business and operations. There was no general solicitation in connection with the offer or sale of the restricted securities.

The Purchasers acquired the restricted common stock for their own accounts, for investment purposes and not with a view to public resale or distribution thereof within the meaning of the Securities Act. By virtue of restrictions on the Purchasers’ shares, the shares purchased cannot be sold unless pursuant to an effective registration statement by the Company, or by an exemption from the registration requirements of Section 5 of the Securities Act—the existence of any such exemption subject to prior legal review and approval by the Company.

The sale also contained additional restrictions on the Purchaser’s ultimate ability to sell the restricted common stock, to include restrictions limiting the Purchaser’s sales (once the underlying shares have either been effectively registered or determined to be qualified for a legal exemption) to 5,000 shares per day for every 250,000 shares traded.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAT AT JOE’S, LTD. (Registrant)

Date January 8, 2015

By:/s/ Joseph Fiore

Chief Executive Officer

Chief Financial Officer

Chairman and Secretary

[i] This disclosure is being made under Section 8, Item 8.01, rather than Section 3, Item 3.02, because the equities sold in the aggregate, since the Registrant’s last periodic report, constitute less than 5% of the number of shares outstanding of the class of equities sold, and as such, are not required to be reported under Section 3, Item 3.02 of Form 8-K.

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